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                                  STATEMENT OF
                RIVERSOURCE SHORT TERM INVESTMENTS SERIES, INC.
                    (formerly AXP Progressive Series, Inc.)

                             CERTIFYING RESOLUTION
                      CREATING RIGHTS AND PREFERENCES FOR
                            SERIES OF CAPITAL STOCK
                         ADOPTED BY BOARD OF DIRECTORS
                              JANUARY 11- 12, 2006

        I, duly elected Secretary of RiverSource Short Term Investments Series, Inc. a Minnesota corporation, file this Statement and certify that the following is a true and correct copy of the resolution adopted by the Board of AXP Progressive Series, Inc. on January 11-12, 2006, and replaces the resolution adopted November 13-14, 2002 which was filed with the Secretary of State on November 15, 2002. The resolution was adopted by the affirmative vote of a majority of the directors present pursuant to Section 302A.401, subsection 2(a) of the Minnesota Business Corporation Act and Article III, Section 1, of the Corporation's Articles of Incorporation.

    RESOLVED, That capital stock shall be issued in series with each series of stock evidencing an interest in a separate portfolio of investment securities and cash; and

    RESOLVED, That the series of capital stock shall be a separate investment company established and offered to investors pursuant to registration statement filed with the Securities and Exchange Commission and each series shall have those rights and preferences as set forth in the registration statements, declared effective by the Securities and Exchange Commission, and as required under the provisions of the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder, effective on the date the stock was purchased or exchanged, or as subsequently changed as permitted by law; and

    RESOLVED, That the series shall be: RiverSource Short-Term Cash Fund and all additional series that may be subsequently established and offered.

    RESOLVED, That all monies received by the corporation for the issuance and sale of stock of a series, together with all assets, income, earnings, profits and proceeds derived therefrom, shall be the assets solely of the series to which the stock relates and any monies received not specifically identified as belonging to a series shall be allocated between or among all series of the corporation in proportion to the respective net assets of the series or as the Board shall determine; and

    RESOLVED, That all liabilities and expenses incurred on behalf of a series shall be charged against the assets of that series and be solely the obligations of that series to which they relate and all liabilities and expenses of the corporation not specifically pertaining to a series shall be charged against all series in proportion to the respective net assets of each series or as the Board determines; and

    RESOLVED, That assets identified as relating to a class shall belong solely to the shareholders of that class and liabilities, costs and expenses applicable to a class shall be the obligations solely of that class and it being understood that dividends and distributions may vary between and among classes to reflect different allocations of liabilities, costs and expenses and the resultant differences in net asset values of the classes; and
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    RESOLVED, That each series may convert the class designation on any share to another class designation automatically in accordance with the terms set forth in the registration statements filed with the Securities and Exchange Commission and effective on the date the stock was purchased or exchanged or as subsequently changed as permitted by law; and

    RESOLVED, That dividends and distributions shall be determined and paid by each series out of the assets, earnings or surplus of that series in an amount solely at the discretion of the Board as permitted by Minnesota law; and

    RESOLVED, That in the event of liquidation or dissolution of the corporation, holders of shares of a series shall have priority and shall be entitled to the assets belonging to that series; and

    RESOLVED, That the Board may invest the assets of a series in shares of another open-end management investment company for the purpose of having those assets managed as part of a combined pool; and

    RESOLVED, That each share of capital stock shall be voted by series and/or by class (a) as required by the provisions of the Investment Company Act of 1940, as amended, and all rules and regulations promulgated thereunder; (b) when the Board determines that a matter affects series or classes in a materially different way; or (c) when the Board determines a matter affects only one or some of the series or classes; and further

    RESOLVED, That all provisions pertaining to capital stock as set forth in
    Article III of the Corporation's Articles of Incorporation apply to each \ series and to each class.

IN WITNESS WHEREOF, this statement is signed on behalf of the Corporation on April 20, 2006.

                                RIVERSOURCE SHORT TERM INVESTMENTS SERIES, INC.




                                        /s/ Leslie L. Ogg
                                        Leslie L. Ogg
                                        Secretary


STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED APR. 27, 2006

/s/ Marry Kiffmeyer
Secretary of State